Exhibit 99.1
Important Notice Concerning Limitations on
Trading in M.D.C. Holdings, Inc. Equity Securities
To: Executive Officers and Directors of M.D.C. Holdings, Inc.
From: Joseph Fretz, Secretary and Corporate Counsel
Date: February 18, 2009
1.	A “blackout period” will be imposed under the M.D.C. Holdings, Inc. (the “Company”) 401(k) Savings Plan (the “401(k) Plan”). This blackout period, described in more detail below, is necessary in order for participants’ accounts in the 401(k) Plan to be transferred from JPMorgan to Schwab Retirement Plan Services, Inc. in connection with the change of the 401(k) Plan’s recordkeeper. Under the Sarbanes-Oxley Act of 2002 and SEC Regulation BTR, the executive officers and directors of the Company will generally be prohibited from engaging in transactions involving equity securities of the Company (including options and other derivatives based on Company stock) during this blackout period. These prohibitions apply to transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement.

2.	As a result of the recordkeeper change from JPMorgan to Schwab Retirement Plan Services, Inc., during the blackout period participants in the 401(k) Plan will be temporarily unable to effect transactions with respect to the MDC Stock Fund under the 401(k) Plan.

3.	The blackout period for the 401(k) Plan is expected to begin on or about March 24, 2009, and end on or about April 20, 2009, provided, however, that the blackout period may be extended due to events that are beyond the control of the Company. We will notify you of any changes that affect the dates of the blackout period. In addition, you can confirm the status of the blackout period by contacting Laura Earley at (303) 804-7792.

4.	Generally, during the blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of M.D.C. Holdings, Inc. that you acquired in connection with your service as an executive officer or director. “Equity securities” are defined broadly to include not only MDC common stock, but also options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

5.	The prohibition covers securities acquired “in connection with service as a director or executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option, restricted stock grant or other compensatory arrangement), as a direct or indirect inducement to employment or joining the Board of Directors, and in transactions between the individual and the Company. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).
6.	There are certain exemptions, including bona fide gifts, bequests and transfers pursuant to domestic relations orders.

7.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.
As a final reminder, please follow our existing insider trading procedures and contact Michael Touff or me before engaging in any transaction involving Company stock or derivatives based on Company stock or if you believe that any such transaction in which you have a pecuniary interest may occur during a blackout period.

2